EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-146604) of Berkshire Hills Bancorp, Inc. of our report dated June 23, 2014 relating to the financial statements of the Berkshire Hills Bank 401(k) Plan as of and for the years ended December 31, 2013 and 2012, which appears in this Form 11-K.

/s/Pricewaterhouse Coopers, LLP
Pricewaterhouse Coopers, LLP

June 23, 2014